UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM N-CSR

CERTIFIED SHAREHOLDER REPORT OF REGISTERED MANAGEMENT
INVESTMENT COMPANIES

Investment Company Act file number 811-21322

Georgetowne Funds

(Exact name of registrant as specified in charter)

1001 W Madison St.

Unit #607

Chicago, IL 60607

(Address of principal executive offices)

(Zip code)

Paul K. Hoffmeister

1001 W Madison St.

Unit #607

Chicago, IL 60607

(Name and address of agent for service)

Registrant's telephone number, including area code: (518) 221-1978

Date of fiscal year end: October 31

Date of reporting period: October 31, 2007

Form N-CSR is to be used by management investment companies to file reports with the Commission not later than 10 days after the transmission to stockholders of any report that is required to be transmitted to stockholders under Rule 30e-1 under the Investment Company Act of 1940 (17 CFR 270.30e-1).  The Commission may use the information provided on Form N-CSR in its regulatory, disclosure review, inspection and policymaking roles.

A registrant is required to disclose the information specified by Form N-CSR, and the Commission will make this information public.  A registrant is not required to respond to the collection of information contained in Form N-CSR unless the Form displays a currently valid Office of Management and Budget ("OMB") control number.  Please direct comments concerning the accuracy of the information collection burden estimate and any suggestions for reducing the burden to Secretary, Securities and Exchange Commission, 450 Fifth Street, NW, Washington, DC 20549-0609.  The OMB has reviewed this collection of information under the clearance requirements of 44 U.S.C. § 3507.

Item 1.  Reports to Stockholders.

ANNUAL REPORT

GEORGETOWNE LONG/SHORT FUND

A SERIES OF THE GEORGETOWNE FUNDS

October 31, 2007

December 1, 2007

Dear Shareholders,

The Georgetowne Long/Short Fund returned 20.03% during its 2007 fiscal year, November 1, 2006 through October 31, 2007. This compares to 14.56% for the S&P 500 and 21.80% for the Nasdaq Composite, the Fund’s two benchmarks.

Given the greater proportion of long positions relative to short positions in the portfolio during the last year, most of the Fund’s gains were generated from the long side.

Notable contributors to the Fund’s performance were long positions in Lanoptics Ltd., Apollo Group Inc., Agco Corp. and LSI Industries Inc., and short positions in The Hershey Company and Panera Bread Company.

The Fund’s investment in Lanoptics, a fabless semiconductor company providing ethernet network processors, performed well this year as the company achieved record revenues and gross margins during its most recent quarter. The company has launched a new family of network processors targeting ethernet access applications, which is expected to triple the company’s addressable market size. Unless circumstances change, I expect Lanoptics will continue to be an important long-term holding.

The Fund’s investment in Agco during the year has been predicated on my conviction that agricultural-related industries, such as farming machinery, would benefit from strong agricultural commodity prices. The thesis seems to have been confirmed as Agco shares have appreciated to nearly $60 per share at the end of the 2007 fiscal year from nearly $27 the prior year.

In anticipation of strong demand for its existing and new product lines, the Fund accumulated shares in April and May 2007 of LSI Industries, an image solutions company dedicated to solid-state LED technology and applications with lighting and graphics. On October 26, the company announced record revenues and net income. The Fund’s purchases averaged approximately $16.50 per share; by October 31, 2007, shares traded at nearly $18.75.

The Fund invested in Apollo Group Inc., a provider of various educational programs and services at high school, college, and graduate levels, including the University of Phoenix, based on the belief that Apollo’s management could effectively improve student enrollments. At the end of its most recent quarter, the company announced a 14.2% year-over-year increase in revenue and 11.1% year-over-year increase in degreed enrollments. During the Fund’s last fiscal year, the investment in Apollo Group has appreciated nearly 115%.

The Fund’s short position in The Hershey Company, the largest North American manufacturer of chocolate and sugar confectionery products, was based on my expectation that rising commodity costs would negatively affect gross margins. On October 18, the company reported falling margins and weak sales amidst strong competition. This investment during the last fiscal year returned approximately 16%.

The Fund shorted another food-related company, the bakery and café business Panera Bread Company, because of expectations of rising commodity costs and compressing margins. In this case, the investment returned more than 33% during the year.

Notable investment disappointments, which if avoided could have allowed the Fund to outperform its Nasdaq Composite benchmark, were long positions in Continental Airlines Inc., Netflix Inc., and Audiovox Corp., and short positions in VCA Antech Inc. and Nvidia Corporation.

The Fund purchased shares of Continental Airlines in March, April and June on the expectation that strong traveling demand and solid company management would increase revenues, operating margins and load factors. The airline has produced strong results in these categories but higher oil prices have overwhelmed the operational positives.

The Fund’s investments in Netflix in July 2006 and then April and May 2007 was predicated on the company’s attractive valuation given its leadership in the online movie rental market and profit prospects. But fierce competition from Blockbuster has negatively affected the company’s outlook greater than I expected. By the end of September, the Fund had sold its investments in Netflix for other opportunities.

In May and June of this year, the Fund purchased shares of Audiovox at an average price of $12.82 per share on the belief that the company’s shares were attractively undervalued and company business prospects would improve. But given the credit crunch in August and a more uncertain economic environment, the company’s turnaround prospects appeared to have deteriorated to such an extent that selling the position in search of other investments seemed prudent. As a result, the Fund sold shares of Audiovox at close to $10 per share.

A short in VCA Antech, an animal healthcare services company, proved disappointing as well during the 2007 fiscal year. The Fund had entered the year short the stock at an average price of $29.28 per share on the belief that the company’s strong growth could not be sustained in a deteriorating economic spending environment. By October 31, 2007, the stock traded at more than $46 per share as the company continued to perform well. But at the moment, I believe the original, bearish investment thesis remains.

Another disappointing short investment has been Nvidia. In split-adjusted terms, the Fund shorted shares at approximately $24, and by the fiscal year-end, they traded at more than $35. I believed expectations for the company’s products were too optimistic to justify the valuation. Though Nvidia continues to deliver better-than-expected results, shares still appear overvalued in my opinion.

The Fund implemented more option strategies during the year, specifically writing covered call options. Though in some cases this strategy limited stock gains when share prices of certain companies appreciated far more quickly than I expected, the general strategy in my opinion proved favorable to the Fund by enhancing market returns and partially hedging the portfolio during market declines. I anticipate employing more option strategies in the future based on the market outlook.

Thank you for your continued confidence in keeping your investments with Georgetowne Funds.

Respectfully,

Paul Hoffmeister

AVERAGE ANNUAL RATE OF RETURN (%)

FOR PERIOD ENDED OCTOBER 31, 2007

	1 Year	Since Inception (12/30/2003)
Georgetowne Long/Short Fund (1)	20.03%	10.83%
S&P 500 Index (2)	14.56%	11.06%
Nasdaq Composite Index (3)	21.80%	10.41%

(1) This chart assumes an initial investment of $10,000 made on 12/30/2003 (commencement of operations).  Total return is based on the net change in NAV and assumes reinvestment of all dividends and other distributions.

Performance figures represent past performance, which is not predictive of future performance.   Investment return and principal value will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost.  The returns shown do not reflect taxes that a shareholder would pay on Fund distributions or on redemption of Fund shares.

For performance information current to the most recent month-end, please call (877) 257-4240.

(2) The Standard & Poor’s 500 Index (“S&P 500”) is a market value-weighted index, representing the aggregate market value of the common equity of 500 stocks primarily traded on the New York Stock Exchange.  The S&P 500 is a widely recognized, unmanaged index of common stock prices.  The figures for the S&P 500 reflect all dividends reinvested but do not reflect any deductions for fees, expenses or taxes.

(3) The NASDAQ Composite Index is a broad-based capitalization-weighted index of stocks in all three NASDAQ tiers Global Select, Global Market and Capital Market.  The index was developed with a base level of 100 as of February 5, 1971. The figures for the NASDAQ Composite reflect all dividends reinvested but do not reflect any deductions for fees, expenses or taxes.

    GEORGETOWNE LONG/SHORT FUND

The following chart gives a visual breakdown of the Fund by the industry sectors the underlying securities represent as a percentage of the net assets.

* Common Stock

	Georgetowne Long/Short Fund
	Schedule of Investments
	October 31, 2007

Shares		Value

COMMON STOCKS - 97.94%

Air Transportation, Scheduled - 14.29%
700	AMR Corp. *	$ 16,800
1,900	Continental Airlines, Inc. *	65,265
900	Delta Air Lines, Inc. *	18,720
500	UAL Corp. * †	23,950
800	US Airways Group, Inc. *	22,128
		146,863
Aircraft Parts & Auxiliary Equipment - 2.18%
300	Rockwell Collins, Inc.	22,443

Computer Communications Equipment - 5.01%
2,200	Lanoptics Ltd. * †	51,480

Electric Lighting & Wiring Equipment - 4.60%
2,500	LSI Industries, Inc. †	47,250

Electromedical & Electrotherapeutic Apparatus - 1.59%
400	St. Jude Medical, Inc. * †	16,292

Electronic Computers - 2.38%
800	Dell, Inc. * †	24,480

Farm Machinery & Equipment - 5.23%
900	Agco Corp. * †	53,712

Hospital & Medical Service Plans - 1.43%
300	Unitedhealth Group, Inc.	14,745

Industrial Instruments for Measurement, Display, and Control - 1.07%
200	Esterline Technologies Corp. †	10,956

National Commercial Banks - 1.63%
400	Citigroup, Inc.	16,760

Ordinance & Accessories, (No Vehicles/Guided Missiles) - 0.70%
1,000	Allied Defense Group, Inc. †	7,160

Pharmaceutical Preparations - 4.01%
200	Genentech, Inc. *	14,826
400	Celgene Corp. *	26,400
		41,226
Primary Production of Aluminum - 1.13%
200	Century Aluminum Co. *	11,638

Radio & TV Broadcasting & Communications Equipment - 4.99%
1,200	Qualcomm, Inc.	51,276

Retail-Auto & Home Supply Stores - 2.86%
2,000	Pep Boys Manny Moe & Jack	29,420

Retail-Drug Stores And Proprietary Stores - 0.45%
292	Pharmerica Corp. * †	4,670

Retail-Miscellaneous Shopping Goods Stores - 1.95%
1,300	Borders Group, Inc.	20,046

Rolling Drawing & Extruding of Nonferrous Metals - 1.52%
200	RTI International Metals, Inc. *	15,636

Search, Detection, Navagation, Guidance, Aeronautical Systems - 7.74%
300	Northrop Grumman Corp.	25,086
300	Raytheon Co.	19,083
300	DRS Technologies, Inc.	17,232
300	Harris Corp.	18,168
		79,569
Secondary Smelting & Refining of Nonferrous Metals - 0.69%
200	Titanium Metals Corp.	7,040

Security & Commodity Brokers, Dealers, Exchanges & Services - 1.83%
200	NYSE Euronext, Inc.	18,774

Security Brokers, Dealers & Flotation Companies - 3.81%
1,000	Jefferies Group, Inc.	26,730
50	Goldman Sachs Group, Inc.	12,396
		39,126
Semiconductors & Related Devices - 7.32%
1,500	Broadcom Corp. * †	48,825
4,000	LSI Corp. * †	26,400
		75,225
Services-Business Services - 2.29%
600	Akamai Technologies, Inc. *	23,514

Services-Computer Integrated Systems Design - 1.52%
1,800	Packeteer, Inc. * †	15,642

Services-Computer Programming, Data Processing, Etc. - 2.06%
30	Google, Inc. * †	21,210

Services-Educational Services - 3.86%
500	Apollo Group, Inc. * †	39,630

Services-Nursing & Personal Care Facilities - 1.65%
800	Kindred Healthcare, Inc. * †	16,992

Special Industry Machinery - 1.44%
1,600	Semitool, Inc. * †	14,848

Steel Works, Blast Furnaces & Rolling Mills (Coke Ovens) - 0.72%
200	Universal Stainless & Alloy Products, Inc. *	7,450

Telephone Communications (No Radiotelephone) - 4.07%
1,000	AT&T Corp.	41,790

Transportation Services - 1.92%
600	Expedia, Inc. * †	19,597

TOTAL FOR COMMON STOCKS (Cost $879,707) - 97.94%		$ 1,006,460

SHORT TERM INVESTMENTS - 6.68%
68,644	First American Treasury Obligation Fund Class Y 4.39% ** (Cost $68,644)	68,644

TOTAL INVESTMENTS (Cost $948,351) - 104.62%		$ 1,075,104

LIABILITIES IN EXCESS OF OTHER ASSETS - (4.62)%		(47,478)

NET ASSETS - 100.00%		$ 1,027,626

* Non-income producing securities during the period.
** Variable rate security; the coupon rate shown represents the yield at October 31, 2007.
† Security is pledged as Collateral for Securities Sold Short.
The accompanying notes are an integral part of these financial statements.

Georgetowne Long/Short Fund
Schedule of Call Options Written
October 31, 2007

CALL OPTIONS WRITTEN

Underlying Security	Shares Subject
Expiration Date/Exercise Price	to Call	Value
Akamai Technologies, Inc.
December 2007 Call @ 35.00	300	$ 1,680
November 2007 Call @ 35.00	300	1,320
		3,000
AMR Corporation
November 2007 Call @ 27.50	700	140

AT&T, Inc.
November 2007 Call @ 42.50	600	270
November 2007 Call @ 45.00	400	36
		306
Borders Group, Inc.
November 2007 Call @ 17.50	1,300	195

Continental Airlines, Inc.
November 2007 Call @ 35.00	1,900	2,470

Delta Air Lines, Inc.
November 2007 Call @ 20.00	900	1,125

DRS Technologies, Inc.
November 2007 Call @ 60.00	300	210

Esterline Technologies Corp.
November 2007 Call @ 55.00	200	240

Genentech, Inc.
December 2007 Call @ 80.00	200	160

Harris Corp.
November 2007 Call @ 65.00	300	168

Jefferies Group, Inc.
November 2007 Call @ 30.00	1,000	100

LSI Industries, Inc.
November 2007 Call @ 20.00	1,500	525
November 2007 Call @ 22.50	1,000	250
		775
Northrop Grumman Corp.
November 2007 Call @ 80.00	300	1,200

NYSE Euronext, Inc.
December 2007 Call @ 90.00	200	1,530

Pep Boys - Manny, Moe & Jack
November 2007 Call @ 15.00	2,000	700

Qualcomm, Inc.
November 2007 Call @ 47.50	1,200	120

Raytheon Co.
November 2007 Call @ 70.00	300	15

Rockwell Collins, Inc.
November 2007 Call @ 80.00	300	60

RTI International Metals, Inc.
December 2007 Call @ 90.00	200	254

Titanium Metals Corp.
December 2007 Call @ 40.00	200	120

Unitedhealth Group, Inc.
December 2007 Call @ 50.00	300	381

US Airways Group, Inc.
November 2007 Call @ 30.00	800	680

Total (Premiums Received $17,689)		$ 13,949

The accompanying notes are an integral part of these financial statements.

Georgetowne Long/Short Fund
Schedule of Securities Sold Short
October 31, 2007

Shares		Value
100	Acuity Brands	$ 4,780
200	Amazon.com, Inc.	17,830
500	DirecTV Group, Inc.	13,240
500	Drew Industries, Inc.	19,790
200	eBay, Inc.	7,220
600	Eastman Kodak Co.	17,196
500	Hershey Foods Corp.	21,555
200	Kohl's Corp.	10,994
400	MGI Pharma, Inc.	13,032
1,000	Monaco Coach Corp.	11,600
750	NVIDIA Corp.	26,535
200	Panera Bread Co.	8,198
300	Red Robin Gourmet Burgers, Inc.	12,006
1,000	Steak & Shake Co.	15,150
400	VCA Antech, Inc.	18,420

	Total Securities Sold Short (Proceeds - $188,306)	$ 217,546

Georgetowne Long/Short Fund
Statement of Assets and Liabilities
October 31, 2007

Assets:
Investments in Securities, at Value (Cost $948,351)	$ 1,075,104
Deposit with Broker for Securities Sold Short	184,776
Receivables:
Dividends and Interest	1,187
Total Assets	1,261,067
Liabilities:
Securities Sold Short, at Value (proceeds $188,306)	217,546
Covered Call Options Written at Fair Value (premiums received $17,689)	13,949
Accrued Management Fees	1,781
Dividend Payable	165
Total Liabilities	233,441
Net Assets	$ 1,027,626

Net Assets Consist of:
Paid In Capital	$ 869,748
Accumulated Undistributed Realized Gain on Investments, Options Written
and Securities Sold Short - Net	56,624
Unrealized Appreciation in Value of Investments, Options Written and
and Securities Sold Short - Net	101,254
Net Assets, for 76,994 Shares Outstanding	$ 1,027,626

Net Asset Value and Offering Price Per Share	$ 13.35

Minimum Redemption Price Per Share ($13.35 x 0.98) (Note 2)	$ 13.08

The accompanying notes are an integral part of these financial statements.

Georgetowne Long/Short Fund
Statement of Operations
For the year ended October 31, 2007

Investment Income:
Dividends (net of foreign tax withheld of $64)	$ 3,440
Interest	3,115
Total Investment Income	6,555

Expenses:
Advisory Fees (Note 3)	15,538
Dividend Expense	855
Interest Expense	176
Total Expenses	16,569

Net Investment Loss	(10,014)

Realized and Unrealized Gain (Loss) on Investments:
Realized Gain on Investments	30,363
Realized Gain on Options	35,864
Realized Gain on Securities Sold Short	412
Realized Gain on Investments, Options and Securities Sold Short	66,639

Net Increase (Decrease) in Unrealized Appreciation (Depreciation) on:
Investments	82,813
Options	7,971
Securities Sold Short	(19,764)
Net Increase in Unrealized Appreciation	71,020

Net Realized and Unrealized Gain on Investments	137,659

Net Increase in Net Assets Resulting from Operations	$ 127,645

The accompanying notes are an integral part of these financial statements.

Georgetowne Long/Short Fund
Statements of Changes in Net Assets

	For the Years
	Ended
	10/31/2007	10/31/2006
Increase (Decrease) in Net Assets From Operations:
Net Investment Loss	$ (10,014)	$ (4,635)
Net Realized Gain on Investments, Options Written and Securities Sold Short	66,639	28,354
Unrealized Appreciation on Investments, Options Written and Securities Sold Short	71,020	45,687
Net Increase in Net Assets Resulting from Operations	127,645	69,406

Distributions to Shareholders:
Net Investment Income	-	-
Realized Gains	(24,485)	(23,871)
Total Dividends and Distributions Paid to Shareholders	(24,485)	(23,871)

Capital Share Transactions (Note 5)	370,845	158,342

Total Increase in Net Assets	474,005	203,877

Net Assets:
Beginning of Year	553,621	349,744

End of Year (Including Undistributed Net Investment Loss of $0 and $3,874, respectively)	$ 1,027,626	$ 553,621

The accompanying notes are an integral part of these financial statements.

Georgetowne Long/Short Fund
Financial Highlights
Selected data for a share outstanding throughout the period.

				Period *
	For the Years Ended			Ended
	10/31/2007	10/31/2006	10/31/2005	10/31/2004

Net Asset Value, at Beginning of Year	$ 11.57	$ 10.58	$ 9.72	$ 10.00

Income From Investment Operations:
Net Investment Income (Loss) **	(0.16)	(0.12)	(0.07)	(0.10)
Net Gain (Loss) on Securities (Realized and Unrealized)	2.42	1.81	0.93	(0.18)
Total from Investment Operations	2.26	1.69	0.86	(0.28)

Distributions:
Net Investment Income	0.00	0.00	0.00	0.00
Realized Gains	(0.48)	(0.70)	0.00	0.00
Total from Distributions	(0.48)	(0.70)	0.00	0.00

Net Asset Value, at End of Year	$ 13.35	$ 11.57	$ 10.58	$ 9.72

Total Return ***	20.03%	16.84%	8.85%	(2.80)%	(a)

Ratios/Supplemental Data:
Net Assets at End of Year (Thousands)	$ 1,028	$ 554	$ 350	$ 293
Ratio of Expenses to Average Net Assets:
Excluding Interest and Dividends on Securities Sold Short	1.99%	1.99%	1.99%	1.99%
Excluding Dividends on Securities Sold Short	2.01%	2.10%	2.04%	1.99%	(b)
Dividend Expense on Securities Sold Short	0.11%	0.12%	0.05%	0.01%	(b)
Including Interest and Dividends on Securities Sold Short	2.12%	2.22%	2.09%	2.00%	(b)
Ratio of Net Investment Loss to Average Net Assets	(1.28)%	(1.04)%	(0.68)%	(1.21)%	(b)
Portfolio Turnover	178.27%	108.94%	98.20%	73.81%

* For the period December 30, 2003 (commencement of investment operations) through October 31, 2004
** Per share net investment loss has been determined on the basis of average shares outstanding during the period.
*** Assumes reinvestment of dividends.
(a) Not Annualized
(b) Annualized
The accompanying notes are an integral part of these financial statements.

GEORGETOWNE LONG/SHORT FUND

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007

Note 1. Organization

The Georgetowne Long/Short Fund (the “Fund”) is a non-diversified series of the Georgetowne Funds (the “Trust”), an open-end investment company. The Trust was organized in Ohio as a business trust under an Agreement and Declaration of Trust dated February 18, 2003. The Fund commenced operations on December 30, 2003.  The Fund may offer shares of beneficial interest in a number of separate series, each series representing a distinct fund with its own investment objective and policies. At present, there is only one series authorized by the Trust. The Georgetowne Fund Management Corporation is the adviser to the Fund (the “Adviser”).  The Fund’s investment objective is long-term growth of capital. The Fund employs a long/short strategy, in which under normal circumstances the Fund’s portfolio will consist of both long and short positions. Short selling magnifies the potential for both gain and loss to the Fund and its investors.

Note 2. Summary of Significant Accounting Policies

The following is a summary of significant accounting policies employed by the Fund in preparing its financial statements:

Security Valuation- Equity securities generally are valued by using market quotations, but may be valued on the basis of prices furnished by a pricing service when the Adviser believes such prices accurately reflect the fair market value of such securities.  Securities that are traded on any stock exchange or on the NASDAQ over-the-counter market are generally valued by the pricing service at the last quoted sale price.  Lacking a last sale price, an equity security is generally valued by the pricing service at its last bid price except for short positions, for which the last quoted asked price is used.  When market quotations are not readily available, when the Adviser determines that the market quotation or the price provided by the pricing service does not accurately reflect the current market value, or when restricted or illiquid securities are being valued, such securities are valued as determined in good faith by the Board of Trustees.  The Board has adopted guidelines for good faith pricing, and has delegated to the Adviser the responsibility for determining fair value prices, subject to review by the Board of Trustees.

Fixed income securities generally are valued by using market quotations, but may be valued on the basis of prices furnished by a pricing service when the Adviser believes such prices accurately reflect the fair market value of such securities.  A pricing service utilizes electronic data processing techniques based on yield spreads relating to securities with similar characteristics to determine prices for normal institutional-size trading units of debt securities without regard to sale or bid prices.  If the Adviser decides that a price provided by the pricing service does not accurately reflect the fair market value of the securities, when prices are not readily available from a pricing service, or when restricted or illiquid securities are being valued, securities are valued at fair value as determined in good faith by the Adviser, in conformity with guidelines adopted by and subject to review of the Board of Trustees.  Short term investments in fixed income securities with maturities of less than 60 days when acquired, or which subsequently are within 60 days of maturity, are valued by using the amortized cost method of valuation, which the Board has determined will represent fair value.

In accordance with the Trust’s good faith pricing guidelines, the Adviser is required to consider all appropriate factors relevant to the value of securities for which it had determined other pricing sources are not available or reliable as described above.  No single standard for determining fair value controls, since fair value depends upon the circumstances of each individual case.  As a general principle, the current fair value of an issue of securities being valued by the adviser would appear to be the amount which the owner might reasonably expect to receive for them upon their current sale.  Methods which are in accord with this principle may, for example, be based on (i) a multiple of earnings; (ii) a discount from market of a similar freely traded security (included a derivative security or a basket of securities traded on other markets, exchanges or among dealers); or (iii) yield to maturity with respect to debt issues, or a combination of these and other methods.

Share Valuation- The price (net asset value) of the shares of the Fund is normally determined as of 4:00 p.m., Eastern time on each day the Fund is open for business and on any other day on which there is sufficient trading in the Fund`s securities to materially affect the net asset value. The Fund is normally open for business on every day except Saturdays, Sundays and the following holidays: New Year`s Day, Martin Luther King Day, Presidents Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas. The net asset value is calculated by taking the total value of the Fund’s assets, subtracting its liabilities, and then dividing by the total number of shares outstanding rounded to the nearest cent. The offering price and redemption price per share is equal to the net asset value per share, except that shares of the fund are subject to a redemption fee of 2% if redeemed within 30 days of purchase.  To discourage large frequent short-term trades by investors, and to compensate the Fund for costs that may be incurred by such trades, the Fund imposed the redemption fee.  During the year ended October 31, 2007 there were no redemption fees charged on redemptions of Fund shares.

Security Transaction Timing- Security transactions are recorded on the dates transactions are entered into (the trade dates).  Dividend income and distributions to shareholders are recognized on the ex-dividend date.  Interest income is recognized on an accrual basis.  The Fund uses the identified cost basis in computing gain or loss on sale of investment securities.  Discounts and premiums on securities purchased are amortized over the life of the respective securities.  Withholding taxes on foreign dividends have been provided for in accordance with the Fund’s understanding of the applicable country’s tax rules and rates.

Short Sales- The Fund may sell a security it does not own in anticipation of a decline in market value of that security. When the Fund sells a security short, it must borrow the security sold short and deliver it to the broker-dealer through which it made the short sale. A gain, limited to the price at which the Fund sold the security short, or a loss, unlimited in size, will be recognized upon the termination of a short sale.

GEORGETOWNE LONG/SHORT FUND

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007

Option Writing- When the Fund writes an option, an amount equal to the premium received by the Fund is recorded as a liability and is subsequently adjusted to the current fair value of the option written. Premiums received from writing options that expire unexercised are treated by the Fund on the expiration date as realized gains from investments. The difference between the premium and the amount paid on effecting a closing purchase transaction, including brokerage commissions, is also treated as a realized gain, or, if the premium is less than the amount paid for the closing purchase transaction, as a realized loss. If a call option is exercised, the premium is added to the proceeds from the sale of the underlying security or currency in determining whether the Fund has realized a gain or loss. If a put option is exercised, the premium reduces the cost basis of the securities purchased by the Fund. The Fund as writer of an option bears the market risk of an unfavorable change in the price of the security underlying the written option.

Income Taxes- The Fund intends to continue to qualify each year as a “regulated investment company” under the Internal Revenue Code of 1986, as amended. By so qualifying, the Fund will not be subject to federal income taxes to the extent that it distributes substantially all of its net investment income and any realized capital gains. It is the Fund's policy to distribute annually, prior to the end of the calendar year, dividends sufficient to satisfy excise tax requirements of the Internal Revenue Service.  This Internal Revenue Service requirement may cause an excess of distributions over the book year-end accumulated income.  In addition, it is the Fund's policy to distribute annually, after the end of the fiscal year, any remaining net investment income and net realized capital gains.

New Accounting Pronouncements- In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48 – Accounting for Uncertainty in Income Taxes, that requires the tax effects of certain tax positions to be recognized.  These tax positions must meet a “more likely than not” standard that based on their technical merits, they have a more than 50 percent likelihood of being sustained upon examination.  FASB Interpretation No. 48 is effective for fiscal periods beginning after December 15, 2006.  At adoption, the financial statements must be adjusted to reflect only those tax positions that are more likely than not of being sustained.  Management of the Fund is currently evaluating the impact that FASB Interpretation No. 48 will have on the Fund’s financial statements.

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”.  The Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (“GAAP”), and expands disclosures about fair value measurements.  The Statement establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from sources independent of the reporting entity (observable inputs) and (2) the reporting entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs).  The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and is to be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied.  At this time, management is evaluating the implications of FAS 157, and the impact, if any, of this standard on the Fund’s financial statements has not yet been determined.

Estimates- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increase and decreases in net assets during the reporting period.  Actual results could differ from those estimates.

Other- Generally accepted accounting principles require that permanent financial reporting tax differences relating to shareholder distributions be reclassified to paid in capital.

Note 3. Investment Management Agreement

The Trust has a Management Agreement with the Adviser. Under the terms of the Management Agreement, the Adviser manages the investment portfolio of the Fund, subject to policies adopted by the Trust’s Board of Trustees. Under the Management Agreement, the Adviser, at its own expense and without reimbursement from the Trust, furnishes office space and all necessary office facilities, equipment and executive personnel necessary for managing the assets of the Fund. The Adviser also pays the salaries and fees of all its officers and employees that serve as officers and trustees of the Trust.  The Adviser pays all ordinary operating expenses of the Fund except brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short), and extraordinary expenses. For its services and the payment of Fund ordinary operating expenses, the Adviser receives an annual investment management fee of 1.99% of the average daily net assets of the Fund. For the year ended October 31, 2007, the Adviser earned a fee of $15,538 from the Fund.  The Fund owed the Adviser $1,781 as of October 31, 2007.

Note 4. Related Party Transactions

Paul K. Hoffmeister is the control person of the Adviser and also serves as a trustee and an officer of the Trust.  Mr. Hoffmeister receives benefits from the Adviser resulting from management fees paid to the Adviser by the Fund.

Note 5. Capital Stock

The Fund is authorized to issue an unlimited number of shares with no par value of separate series.  Paid in capital at October 31, 2007 was $869,748 representing 76,994 shares outstanding.

GEORGETOWNE LONG/SHORT FUND

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007

Transactions in capital stock were as follows:

Year Ended 10/31/2007		Year Ended 10/31/2006
	Shares	Amount	Shares	Amount
Shares Sold	27,501	$351,510	12,480	$134,471
Shares issued in reinvestment of distributions	2,052	24,485	2,324	23,871
Shares redeemed	(415)	(5,150)	-	-
Net Increase	29,138	$370,845	14,804	$158,342

Note 6. Options

As of October 31, 2007, the Fund had outstanding written call options valued at $13,949.

Transactions in written call options during the year ended October 31, 2007 were as follows:

	Number of	Premiums
	Contracts	Received
Options outstanding at October 31, 2006	77	$ 6,780
Options written	1,045	66,418
Options exercised	(312)	(19,156)
Options expired	(631)	(35,863)
Options terminated in closing purchase transaction	(12)	(490)
Options outstanding at October 31, 2007	167	$ 17,689

Note 7. Investment Transactions

For the year ended October 31, 2007, purchases and sales of investment securities other than U.S. Government obligations, short-term investments, options and securities sold short aggregated $1,644,414 and $1,293,094, respectively.  Purchases and sales of securities sold short aggregated $61,877 and $124,894, respectively. Purchases and sales of options aggregated $19,646 and $66,418, respectively.   Purchases and sales of U.S. Government obligations aggregated $0 and $0, respectively.

Note 8. Tax Matters

For Federal income tax purposes, the cost of investments owned at October 31, 2007 was $948,351 excluding proceeds from securities sold short and options written totaling $231,495.

At October 31, 2007, the composition of unrealized appreciation (the excess of value over tax cost) and depreciation (the excess of tax cost over value) including positions in securities sold short and options written was as follows:

Appreciation	Depreciation	Net Appreciation(Depreciation)
$178,007	($76,753)	$101,254

As of October 31, 2007, the components of distributable earnings on a tax basis were as follows:

Value
Undistributed ordinary income	$ 53,116
Undistributed long term capital gains	3,508
Unrealized appreciation on investments, options and securities sold short	101,254
$ 157,878

The Fund paid a short-term capital gain of $0.08 per share and a long-term capital gain of $0.40 per share for a total distribution of $24,485 during the year ended October 31, 2007.

Dividends and Distributions to Shareholders- The Fund records all dividends and distributions payable to shareholders on the ex-dividend date.

Permanent book and tax differences relating to shareholder distributions may result in reclassifications to paid in capital and may affect the per-share allocation between net investment income and realized and unrealized gain/loss.  Undistributed net investment income and accumulated undistributed

GEORGETOWNE LONG/SHORT FUND

NOTES TO FINANCIAL STATEMENTS

OCTOBER 31, 2007

net realized gain/loss on investment transactions may include temporary book and tax differences which reverse in subsequent periods.  Any taxable income or gain remaining at fiscal year end is distributed in the following year.

Note 9. Control and Ownership

The beneficial ownership, either directly or indirectly, of more than 25% of the voting securities of a fund creates a presumption of control of the fund, under Section 2(a)(9) of the Investment Company Act of 1940. As of October 31, 2007, the Hoffmeister family, in aggregate, owned approximately 56% of the Fund.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of

  Georgetowne Long/Short Fund,

    a series of the Georgetowne Funds

In planning and performing our audit of the financial statements of Georgetowne Long/Short Fund (the "Fund"), as of and for the year ended October 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting.  Accordingly, we express no such opinion.

The management of the Fund is responsible for establishing and maintaining effective internal control over financial reporting.  In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls.  A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.  A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.  A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of the Fund’s internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States).  However, we noted no deficiencies in the Fund’s internal control over financial reporting and its operation, including controls for safeguarding securities that we consider to be a material weakness as defined above as of October 31, 2007.

This report is intended solely for the information and use of management and the Board of Trustees of Georgetowne Long/Short Fund and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Abington, Pennsylvania

December 19, 2007

Georgetowne Long/Short Fund
Expense Illustration
October 31, 2007 (Unaudited)

Expense Example

As a shareholder of the Georgetowne Long/Short Fund, you incur ongoing costs which typically consist of management fees, interest, and dividend expense on securities sold short. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period, May 1, 2007 through October 31, 2007.

Actual Expenses

The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by

$1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled "Expenses Paid

During Period" to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses,

which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in this Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

	Beginning Account Value	Ending Account Value	Expenses Paid During the Period *
	May 1, 2007	October 31, 2007	May 1, 2007 to October 31, 2007

Actual	$1,000.00	$1,044.60	$10.93
Hypothetical (5% Annual
Return before expenses)	$1,000.00	$1,014.52	$10.76

* Expenses are equal to the Fund's annualized expense ratio of 2.12%, multiplied by the average account value over the period, multiplied by 184/365 (to reflect the one-half year period).

GEORGETOWNE LONG/SHORT FUND

TRUSTEES AND OFFICERS

OCTOBER 31, 2007 (UNAUDITED)

TRUSTEES AND OFFICERS

The following table provides information regarding each Trustee who is not an “interested person” of the Trust, as defined in the Investment Company Act of 1940.  Each Trustee serves as a Trustee until the termination of the Trust unless the Trustee dies, resigns, retires or is removed.

Name, Address and Age	Position & Length of Time Served with the Trust	Principal Occupations During Past 5 Years and Current Directorships
Michael J. Regan 1001 W. Madison St. Unit # 607 Chicago, IL 60607 Age: 29	Trustee since February 2003.

Vice President of Fixed Income Sales, Bank of America (8/06-present); Broker, CMO Department, Hilliard Farber (9/04-8/06); Mortgage Consultant, Citigroup (8/02-08/04); Sponsored Representative, Warrior Lacrosse Co. (1/03-present); Player, Boston Cannons (Lacrosse Team) (9/01-present); Player, Rochester Rattlers (Lacrosse Team) (5/01-9/01); Marketing Director, Albany Attack/Pepsi Arena (9/01-6/02); Player, Albany Attack (Lacrosse Team) (1/01-5/03).

David E. Hannoush 1001 W. Madison St. Unit # 607 Chicago, IL 60607 Age: 31	Trustee since October 2004.	General Counsel/V.P., Hannoush Jewelers, Inc. (06/02-present); Attorney/Consultant, PA Consulting Group (08/01-05/02).
Charles P. Clemens 1001 W. Madison St. Unit # 607 Chicago, IL 60607 Age: 29	Trustee since December 2003.	Attorney, Law Offices of Charles P. Clemens (9/04-present); Student, Nova Southeastern University Law School (8/01-5/04); Sales Trainee, OTL Sports (a sports information business) (12/02-12/02).

GEORGETOWNE LONG/SHORT FUND

TRUSTEES AND OFFICERS

OCTOBER 31, 2007 (UNAUDITED)

The following table provides information regarding each Trustee who is an “interested person” of the Trust, as defined in the Investment Company Act of 1940, and each officer of the Trust.

Name, Address, and Age	Position and Length of Time Served with the Trust	Principal Occupations During Past 5 Years and Current Directorships
Paul K. Hoffmeister[1] 1001 W. Madison St. Unit # 607 Chicago, IL 60607 Age: 29	Chairman, President, and Treasurer since December 2003; Trustee since February 2003

Chief Economist, Bretton Woods Research (7/06-present); Director of Market Strategy, Polyconomics (8/04-7/06); Operations Manager, Dr. Jana Hoffmeister (6/00-present); Trader, Quietlight Securities (8/01-4/02; and 3/04-8/04); Assistant Trader, Quietlight Securities (8/01-4/02 and 3/04-8/04)

Paul F. Pechacek[1] 1001 W. Madison St. Unit # 607 Chicago, IL 60607 Age: 39	Trustee between February 2003 and October 2004; Chief Compliance Officer since October 2004

Manager of Project Accounting & Analysis, Children’s National Medical Center (1/07-present); Manager of Finance, NVR Inc. (6/06-11/06); Manager of Finance and various positions with MedStar Health including Manager of Finance (11/02-5/06); Manager Hospital Finance; Good Samaritan Hospital of Maryland  (2/00-11/02)

1 Mr. Pechacek and Mr. Hoffmeister are first cousins.  Mr. Hoffmeister is an “interested person” of the Trust because he is an officer of the Trust and is an officer and the sole shareholder of the Fund’s Advisor.

Trustee fees paid for the fiscal year ended October 31, 2007 were $1,500 and were paid by the Advisor.

GEORGETOWNE LONG/SHORT FUND

ADDITIONAL INFORMATION

OCTOBER 31, 2007 (UNAUDITED)

The Fund's Statement of Additional Information ("SAI") includes additional information about the trustees and is available, without charge, upon request.  You may call toll-free (877) 257-4240 to request a copy of the SAI or to make shareholder inquiries.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies during the most recent 12 month period ended June 30, are available without charge upon request (1) by calling the Fund at (877) 257-4240 and (2) from Fund documents filed with the Securities and Exchange Commission ("SEC") on the SEC's website at www.sec.gov.

The Fund files a complete schedule of investments with the SEC for the first and third quarter of each fiscal year on Form N-Q.  The Fund’s first and third fiscal quarters end on January 31 and July 31. The Fund’s Forms N-Q are available on the SEC’s website at http://sec.gov, or they may be reviewed and copied at the SEC’s Public Reference Room in Washington, DC (call 1-800-732-0330 for information on the operation of the Public Reference Room).  You may also obtain copies by calling the Fund at (877) 257-4240.

Renewal of Management Agreement

At a regularly scheduled Board meeting on October 1, 2007 the Fund’s Board considered the renewal of the Advisory Agreement. As to the nature, extent, and quality of the services provided by the Adviser, the Board considered the Adviser’s investment philosophy and short sale strategy.  In addition, the Trustees reviewed the Adviser’s Form ADV that describes the operations and policies of the Adviser.  The Trustees reviewed a report prepared by the Adviser for the Trustees with information relevant to their deliberations (the “Report”).  The Report included information regarding, among other things, the personnel of the Adviser and the Adviser’s compliance activities.  The Adviser certified to the Board that it had complied with the Trust’s Code of Ethics.  The Board also reviewed the business expenses of the Adviser.  The President of the Adviser noted that there had been no SEC inspections or litigation and no changes in personnel. The Board discussed the compliance activities of the Fund’s Chief Compliance Officer.  Based on the information in the report and their discussions with the President of the Adviser, the Trustees concluded that the Adviser has provided high quality advisory services to the Fund, and that the nature and extent of services provided by the Adviser were reasonable and consistent with the Board’s expectations.

As to the Fund’s performance, the Trustees reviewed information in the Report regarding the Fund’s year-to-date, one year, and three year returns through September 28, 2007 compared to a large peer group of mutual funds.  The Adviser also presented performance information for the Fund compared to the S&P 500 and the NASDAQ Composite indexes and a smaller peer group of funds.  The smaller peer group was assembled by the Adviser and consisted primarily of long/short funds and some alternative investment strategy funds such as market neutral funds.  The President of the Adviser stated that the smaller peer group includes funds he considers to be the best of the long/short mutual funds.  The President of the Adviser then explained that these funds were selected by the Adviser because they offer unique investment strategies and because he considers these funds to be managed by talented advisers.  The Board noted that the Fund had

GEORGETOWNE LONG/SHORT FUND

ADDITIONAL INFORMATION

OCTOBER 31, 2007 (UNAUDITED)

performed very well compared to the peer groups and relative to the benchmarks, and in particular that the Fund was ranked third in its Morningstar category for three year returns.  After further discussion, it was the consensus of the Trustees that the Fund’s performance was satisfactory.

The Trustees reviewed information in the Report comparing the expense ratio of the Fund to those of a peer group.  The President of the Adviser informed the Board that the Fund had an expense ratio of approximately 2.19% and an advisory fee of 1.99%.  The Board agreed the Fund’s expenses compared favorably to the peer group and the management fee was fair and reasonable particularly considering the small size of the Fund and the complexity of the Fund’s strategy.

As to profits realized by the Adviser, the Board reviewed information regarding the Adviser’s income and expenses and tax return information.  After discussion regarding the Adviser’s financial wherewithal, the Board concluded that, with the President of the Adviser assurance that he personally guarantees the obligations of the Adviser, the Adviser has adequate resources to fulfill its responsibilities under the Agreement.  The Board then discussed additional benefits received by the Adviser from the Fund, and agreed there were none.  They concluded that the Adviser was not excessively profitable, and that a discussion of economies of scale was not relevant at this time due to the small size of the Fund.  It was the consensus of the Board that the issue be considered again as the Fund grows.  The Trustees determined that the overall arrangement provided under the terms of the Agreement was a reasonable business arrangement and that the approval of the Agreement was in the best interests of the Trust and the Fund’s shareholders.  The following resolution was unanimously adopted upon motion, including a majority of the independent Trustees to renew the Management Agreement between Georgetowne Fund and Georgetowne Fund Management Corporation.

Board of Trustees

Paul K. Hoffmeister

Charles P. Clemens

David E. Hannoush

Michael J. Regan

Investment Adviser

Georgetowne Fund Management Corporation

1001 W. Madison St.

Unit # 607

Chicago, IL 60607

Dividend Paying Agent,

Shareholders’ Servicing Agent,

Transfer Agent

Mutual Shareholder Services, LLC

Custodian

U.S. Bank, NA

Independent Registered Public Accounting Firm

Sanville & Company

Legal Counsel

Thompson Hine LLP

This report is provided for the general information of the shareholders of the Georgetowne Long/Short Fund. This report is not intended for distribution to prospective investors in the Fund unless preceded or accompanied by an effective prospectus.

Item 2. Code of Ethics.

(a)

As of the end of the period covered by this report, the registrant has adopted a code of ethics that applies to the registrant's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, regardless of whether these individuals are employed by the registrant or a third party.

(b)

For purposes of this item, “code of ethics” means written standards that are reasonably designed to deter wrongdoing and to promote:

 (1)

Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

 (2)

Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Commission and in other public communications made by the registrant;

(3)

Compliance with applicable governmental laws, rules, and regulations;

(4)

The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

(5)

Accountability for adherence to the code.

(c)

Amendments

During the period covered by the report, there have not been any amendments to the provisions of the code of ethics.

(d)

Waivers:

During the period covered by the report, the registrant has not granted any express or implicit waivers from the provisions of the code of ethics.

Item 3. Audit Committee Financial Expert.

The registrant's board of trustees has determined that the registrant does not have an audit committee financial expert.  The board of trustees, including the audit committee members, determined that, although none of the members meet the technical definition of an audit committee financial expert, the members have sufficient financial expertise to address any issues that are likely to come before the committee.  It was the consensus of the board of trustees that it is not necessary at the present time for the committee to have an audit committee financial expert and that, if novel issues ever arise, the committee will consider hiring an expert to assist it as needed.

Item 4. Principal Accountant Fees and Services.

(a)

Audit Fees

FY 2007

$ 10000.00

FY 2006

$   9600.00

(b)

Audit-Related Fees

Registrant

Adviser

FY 2007

$ 0

$ 0

FY 2006

$ 0

$ 0

(c)

Tax Fees

Registrant

Adviser

FY 2007

$ 1000.00

$ 0

FY 2006

$ 1000.00

$ 0

Nature of the fees:

Preparation of tax returns.

(d)

All Other Fees

Registrant

Adviser

FY 2007

$ 0

$ 0

FY 2006

$ 0

$ 0

(e)

(1)

Audit Committee’s Pre-Approval Policies

The audit committee has not adopted pre-approval policies and procedures described in paragraph (c)(7) of Rule 2-01 of Regulation S-X.

(2)

Percentages of Services Approved by the Audit Committee

None of the services described in paragraph (b) through (d) of this Item were approved by the audit committee pursuant to paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.  Each audit and non-audit service has been pre-approved by the audit committee.

(f)

During audit of registrant's financial statements for the most recent fiscal year, less than 50 percent of the hours expended on the principal accountant's engagement were attributed to work performed by persons other than the principal accountant's full-time, permanent employees.

(g)

The aggregate non-audit fees billed by the registrant's accountant for services rendered to the registrant, and rendered to the registrant's investment adviser (not including any sub-adviser whose role is primarily portfolio management and is subcontracted with or overseen by another investment adviser), and any entity controlling, controlled by, or under common control with the adviser that provides ongoing services to the registrant:

Registrant

Adviser

FY 2007

$ 1000.00

$ 0

FY 2006

$ 1000.00

$ 0

(h)

Not applicable.  The auditor performed no services for the registrant's investment adviser or any entity controlling, controlled by, or under common control with the investment adviser that provides ongoing services to the registrant.

Item 5. Audit Committee of Listed Companies.  Not applicable.

Item 6.  Schedule of Investments.

Not applicable – schedule filed with Item 1.

Item 7. Disclosure of Proxy Voting Policies and Procedures for Closed-End Funds.  Not applicable.

Item 8.  Portfolio Managers of Closed-End Funds.  Not applicable.

Item 9.  Purchases of Equity Securities by Closed-End Funds.  Not applicable.

Item 10.  Submission of Matters to a Vote of Security Holders.

The registrant has not adopted procedures by which shareholders may recommend nominees to the registrant's board of trustees

Item 11.  Controls and Procedures.

(a)

Based on an evaluation of the registrant’s disclosure controls and procedures as of December 18, 2007, the disclosure controls and procedures are reasonably designed to ensure that the information required in filings on Forms N-CSR is recorded, processed, summarized, and reported on a timely basis.

(b)

There were no significant changes in the registrant’s internal control over financial reporting that occurred during the registrant’s second fiscal half-year that have materially affected, or are reasonably likely to materially affect, the registrant’s internal control over financial reporting.

Item 12.  Exhibits.

(a)(1)

EX-99.CODE ETH.  Filed herewith.

(a)(2)

EX-99.CERT.  Filed herewith.

(a)(3)

Any written solicitation to purchase securities under Rule 23c-1 under the Act (17 CFR 270.23c-1) sent or given during the period covered by the report by or on behalf of the registrant to 10 or more persons.  Not applicable.

(b)

EX-99.906CERT.  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Georgetowne Funds

By /s/Paul K. Hoffmeister

*Paul K. Hoffmeister

  President, Chairman, CFO, Treasurer and Secretary

Date January 8, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934 and the Investment Company Act of 1940, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

By /s/Paul K. Hoffmeister

*Paul K. Hoffmeister

  President, Chairman, CFO, Treasurer and Secretary

Date January 8, 2008